Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526

News Release

FOR IMMEDIATE RELEASE	November 4, 2008

ARCHER DANIELS MIDLAND REPORTS RECORD FIRST QUARTER RESULTS
Company’s strong financial condition, global network enhance ability to act on opportunities

Archer Daniels Midland Company (NYSE: ADM) today announced record quarterly net earnings of $ 1.05 billion for the quarter ended September 30, 2008, up 138 % from the period a year ago.  Net sales increased 65 % to $ 21.16 billion.

“This record quarter again demonstrates the ability of our people to utilize our integrated global network and financial strength to capitalize on opportunities and further affirms our business model and strategy,” said Chairman of the Board and Chief Executive Officer Patricia Woertz.  “Our strong balance sheet and credit rating provide us with the flexibility to access the most cost-efficient credit markets.  Our market acumen coupled with this financial strength enables us to recognize and promptly act upon opportunities when they arise.”

►	Net earnings for the quarter ended September 30, 2008 increased 138 % to $ 1.05 billion - $ 1.63 per share from $ 441 million - $ .68 per share last year.

►
Net sales and other operating income increased 65 % to $ 21.16 billion for the quarter ended September 30, 2008, due principally to higher average selling prices resulting primarily from year-over-year increases in underlying commodity costs.

►	Segment operating profit for the quarter increased 48 % to $ 1.18 billion from $ 797 million last year.

●	Oilseeds Processing operating profit increased on improved global crushing and origination margins, improved margins for value-added products and increased equity earnings of our Asian affiliates.
●
Corn Processing operating profit decreased due principally to sharply higher net corn and energy costs partially offset by increased sales volumes and average selling prices for sweeteners and starches, ethanol and lysine.

●
Agricultural Services operating profit increased due principally to improved margins resulting from opportunities created by market volatility, global shifts in sources of grain supplies and the delayed US harvest.

●	Other operating profit increased due principally to improved cocoa processing volumes and margins and improved wheat processing margins.

Archer Daniels Midland Company

►    Financial Highlights
(Amounts in millions, except per share data and percentages)

	THREE MONTHS ENDED
	9/30/2008	9/30/2007	% CHANGE
Net sales and other operating income	$21,160	$12,828	65%
Segment operating profit	$1,176	$797	48%
Net earnings	$1,050	$441	138%
Earnings per share	$1.63	$.68	140%
Average number of shares outstanding	645	647	–

Discussion of Operations

Net sales and other operating income increased 65 % to $ 21.16 billion due principally to higher selling prices resulting primarily from sharp rises in underlying commodity costs and, to a lesser extent, foreign exchange translation impacts.  Sales volumes were comparable.

A summary of first quarter segment operating profit and net earnings is as follows:

	Three months ended
	September 30
	2008	2007	Change

Oilseeds Processing	$510	$209	$301
Corn Processing	118	253	(135)
Agricultural Services	428	229	199
Other	120	106	14
Segment operating profit	1,176	797	379
Corporate	318	(150)	468
Earnings before income taxes	1,494	647	847
Income taxes	(444)	(206)	(238)
Net earnings	$1,050	$441	$609

Net earnings increased $ 609 million due principally to a $ 379 million increase in segment operating profit and from the positive impact on Corporate results of the change in LIFO inventory valuations.  In addition, income taxes increased due principally to increased pretax earnings, partially offset by a decreased effective tax rate resulting from changes in the geographic mix of pretax earnings.

Archer Daniels Midland Company

Oilseeds Processing Operating Profit

	Three months ended
	September 30
	2008	2007	Change

Crushing and origination	$339	$131	$208
Refining, packaging, biodiesel, and other	106	62	44
Asia	65	16	49
Total Oilseeds Processing	$510	$209	$301

Oilseeds Processing operating profit increased $ 301 million to $ 510 million from $ 209 million last year. Crushing and origination results increased $ 208 million due principally to improved global crush margins primarily related to favorable raw material positioning.  Origination margins increased in Europe and South America and fertilizer results improved in South America due principally to increased sales volumes. Refining, packaging, biodiesel and other results increased $ 44 million due principally to improved refining margins and improved biodiesel margins in Europe and South America.  In addition, biodiesel sales volumes in South America increased due to the recently-opened plant in Rondonopolis, Brazil.  Asia results increased $ 49 million due principally to increased equity earnings related to our investment in Wilmar International Ltd.

Corn Processing Operating Profit

	Three months ended
	September 30
	2008	2007	Change

Sweeteners and starches	$65	$167	$(102)
Bioproducts	53	86	(33)
Total Corn Processing	$118	$253	$(135)

Corn Processing operating profit decreased $ 135 million to $ 118 million from $ 253 million last year.  Sweeteners and Starches operating profit decreased $ 102 million to $ 65 million due principally to sharply higher net corn and energy costs, partially offset by increased sales volumes and higher average selling prices. Bioproducts operating profit decreased $ 33 million to $ 53 million due principally to higher net corn and energy costs partially offset by higher average selling prices and increased sales volumes for ethanol and lysine.  Net corn costs were negatively impacted this quarter by mark-to-market losses on corn futures and options used to economically hedge sales obligations.

Archer Daniels Midland Company

Agricultural Services Operating Profit

	Three months ended
	September 30
	2008	2007	Change

Merchandising and handling	$385	$185	$200
Transportation	43	44	(1)
Total Agricultural Services	$428	$229	$199

Agricultural Services results increased $ 199 million to $ 428 million due principally to improved global merchandising and handling margins resulting from opportunities created by volatile commodity and freight market conditions, global shifts in the sources of grain supplies and the delayed U.S. harvest.  Transportation results were similar as lower barge freight volumes and increased operating costs were partially offset by increased barge freight rates.

Other Operating Profit

	Three months ended
	September 30
	2008	2007	Change

Wheat, cocoa and malt	$103	$38	$65
Financial	17	68	(51)
Total Other	$120	$106	$14

Other operating profit increased $ 14 million due principally to improved operating margins in wheat and cocoa, higher equity earnings of affiliates and increased sales volumes of cocoa and chocolate products partially offset by decreased interest income from the Company’s brokerage services business and reduced income from the Company’s managed fund investments.  Wheat, cocoa and malt includes one-time gains of $ 9 million related to the disposal of the Company’s Malt business.

Corporate Results

	Three months ended
	September 30
	2008	2007	Change

LIFO income/(expense)	$453	$(83)	$536
Investment income/(expense)	(19)	46	(65)
Loss on security transactions	(9)	(2)	(7)
Corporate costs	(94)	(90)	(4)
Other	(13)	(21)	8
Total Corporate	$318	$(150)	$468

Corporate results increased $ 468 million due principally to a LIFO credit of $ 453 million compared to a LIFO charge of $ 83 million last year.  Investment income/(expense) decreased $ 65 million primarily due to increased interest expense.

Archer Daniels Midland Company

Conference Call Information

Archer Daniels Midland Company will host a conference call and audio Web cast at 8:00 a.m. Central Time on Tuesday, November 4, 2008 to discuss financial results and provide a Company update.  In addition, a financial summary slide presentation will be available to download approximately 60 minutes prior to the start of the call.  To listen to the call via the Internet or to download the slide presentation, go to: www.admworld.com/webcast.  To listen by telephone, dial 800-599-9795 or 617-786-2905; the access code is 35756541.  Replay of the call will be available beginning on November 4, 2008, at 10:00 a.m. Central Time and ending November 11, 2008.  To listen to the replay by telephone, dial 888-286-8010 or 617-801-6888; the access code is: 14100301.  To listen to the replay online, visit www.admworld.com/webcast.

Every day, the 27,000 people of Archer Daniels Midland Company (NYSE: ADM) turn crops into renewable products that meet the demands of a growing world. At more than 230 processing plants, we convert corn, oilseeds, wheat and cocoa into products for food, animal feed, chemical and energy uses. We operate the world’s premier crop origination and transportation network, connecting crops and markets in more than 60 countries. Our global headquarters is in Decatur, Illinois, and our net sales for the fiscal year ended June 30, 2008, were $70 billion. For more information about our Company and our products, visit http://www.admworld.com.

Contacts:
David Weintraub	Dwight Grimestad
Director, External Communications	Vice President, Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

November 4, 2008

Archer Daniels Midland Company
Consolidated Statements of Earnings
(unaudited)

	Three months ended
	September 30
	2008	2007
	(in millions, except per share amounts)

Net sales and other operating income	$21,160	$12,828
Cost of products sold	19,293	11,898
Gross profit	1,867	930
Selling, general and administrative expenses	409	354
Other income – net	(36)	(71)
Earnings before income taxes	1,494	647
Income taxes	444	206
Net earnings	$1,050	$441

Diluted earnings per common share	$1.63	$.68
Average number of shares outstanding	645	647

Other income – net consists of:
Interest expense	$129	$88
Investment income	(54)	(63)
Net gain on marketable securities transactions	(9)	(15)
Equity in earnings of unconsolidated affiliates	(123)	(85)
Other – net	21	4
	$(36)	$(71)

November 4, 2008

Archer Daniels Midland Company
Segment Operating Analysis
(unaudited)

	Three months ended
	September 30
	2008	2007
	(in millions)
Net sales and other operating income
Oilseeds Processing	$7,772	$4,610
Corn Processing	2,241	1,521
Agricultural Services	9,569	5,540
Other	1,578	1,157
Total net sales and other operating income	$21,160	$12,828

	Three months ended
	September 30
	2008	2007
	(in millions)
Segment operating profit (loss)
Oilseeds Processing (1) (4)	$510	$209
Corn Processing (1)	118	253
Agricultural Services (4)	428	229
Other (1) (3) (4)	120	106
Total segment operating profit	1,176	797
Corporate (2)	318	(150)
Earnings before income taxes	$1,494	$647

	Three months ended
	September 30
	2008	2007
	(in 000s metric tons)
Processing volumes
Oilseeds Processing	7,025	7,185
Corn Processing	4,589	4,444
Wheat, cocoa and malt	1,877	2,144
Total processing volumes	13,491	13,773

(1)
Includes asset impairment charges of $ 3 million, $ 2 million and $ 1 million in Oilseeds, Corn and Other, respectively, for the quarter ended September 30, 2007.  There were no asset impairment charges for the quarter ended September 30, 2008.

(2)	Includes realignment charges of $ 23 million for the quarter ended September 30, 2007. There were no realignment charges for the quarter ended September 30, 2008.

(3)	Includes net gains on securities of $ 15 million for the quarter ended September 30, 2007 and $9 million for the quarter ended September 30, 2008.

(4)	Includes gain on asset and business disposals of $ 3 million, $ 2 million and $ 5 million in Oilseeds, Agricultural Services and Other, respectively, for the quarter ended September 30, 2008.

November 4, 2008

Archer Daniels Midland Company
Summary of Financial Condition
(unaudited)

	September 30 2008	June 30 2008
	(in millions)

NET INVESTMENT IN
Cash, cash equivalents and short-term marketable securities	$2,985	$1,265
Working capital (excluding cash, cash equivalents and short-term marketable securities)	8,739	12,924
Property, plant, and equipment	7,155	7,125
Investments in and advances to affiliates	2,752	2,773
Long-term marketable securities	641	590
Other non-current assets	1,085	1,113
	$23,357	$25,790

FINANCED BY
Short-term debt	$707	$3,123
Long-term debt, including current maturities	7,798	7,922
Deferred liabilities	1,319	1,255
Shareholders' equity	13,533	13,490
	$23,357	$25,790

Summary of Cash Flows
(unaudited)
	Three Months Ended
	September 30
	2008	2007
	(in millions)
Operating Activities
Net earnings	$1,050	$441
Depreciation and asset abandonments	177	185
Other – net	(74)	17
Changes in operating assets and liabilities	3,527	(1,853)
Total Operating Activities	4,680	(1,210)
Investing Activities
Purchases of property, plant and equipment	(483)	(359)
Proceeds from sales of businesses	236	8
Net assets of businesses acquired	(24)	(5)
Other investing activities	(28)	132
Total Investing Activities	(299)	(224)
Financing Activities
Long-term debt borrowings	102	17
Long-term debt payments	(15)	(39)
Net borrowings under lines of credit	(2,570)	2,041
Purchases of treasury stock	(100)	(60)
Cash dividends	(84)	(74)
Other	8	7
Total Financing Activities	(2,659)	1,892
Increase in cash and cash equivalents	1,722	458
Cash and cash equivalents - beginning of period	810	663
Cash and cash equivalents - end of period	$2,532	$1,121